Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-20093, 333-62701, 333-45180, 333-68412, 333-82158, and 333-109135) and on Form S-8 (Nos. 333-11939, 333-62491, 333-11941, 333-45208, and 333-107314) of LifeCell Corporation of our report dated March 10, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS, LLP

Florham Park, NJ

March 10, 2005